UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On December 18, 2023, Paragon Technologies, Inc. issued a letter to stockholders relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

December 18, 2023

To the Stockholders of Ocean Power Technologies:

While I realize most of you have endured significant and consistent losses holding OPT shares, I along with my director nominees believe there is an enormous opportunity to increase stockholder value at OPT if you support Paragon’s director nominees by voting the BLUE Proxy Card.

We urge you to vote the BLUE Proxy Card no matter how many shares you own. Paragon has purchased nearly 3 million shares or 4.9% of OPT. We are by far the largest stockholder. Our alignment is 100% alongside all stockholders.

OPT has said that it will disregard proxy votes in favor of Paragon’s director nominees. Stockholders should review the section of Paragon’s proxy statement titled “Questions And Answers Relating To This Proxy Solicitation--Why is OPT saying it will disregard Paragon’s director nominations, and how does that impact proxies that stockholders provide to Paragon?”

With the dismal financial results at OPT and director and executive compensation exceeding its minimal revenues, the OPT board is doing everything it can to block Paragon’s director nominations. Why won’t the OPT board just let stockholders vote? While OPT is losing millions of dollars each quarter on a path to insolvency, the OPT board could have saved millions of dollars by just facilitating a fair election.

Paragon intends to seek enforcement of all votes on the BLUE Proxy Card in the Delaware courts. We will continue to fight for the right of stockholders to nominate and elect directors of their choice. You can send the OPT board a message by voting Paragon’s BLUE Proxy Card.

We have never analyzed a financial calamity as severe as OPT: no profit during their entire 30-year operating history. Worse has been the financial decimation of OPT over the past three and a half years under the current Board.

In just over three years, the Board and CEO have been responsible for an approximate 90% decline in the OPT share price. Here’s how:

FY Ended April 30,	2021		2022		2023		Q1/Q2 - 2024
Sales	$1.2M		$1.8M		$2.7M		$2.2M
Expenses	$12.5M		$21.5M		$28.3M		$16.1M
Net Loss	$(14.8M	)	$(18.9M	)	$(26.3M	)	$(14.3M	)
Cash & ST Inv.	$83.0M		$57.3M		$34.7M		$18.7M

On April 30, 2021, OPT’s share price was $2.51. As of December 15, 2023, the share price is $0.35, a decline of nearly 90%.

Perhaps more self-serving, at the expense of stockholders, is that over the past three years Board and Executive Officer Compensation more than doubled and exceeded OPTT’s revenues!

Fiscal Year Ended	2021	2022	2023	Total
Revenues	$1.2M	$1.8M	$2.7M	$5.7M
Board and Exec. Comp	$2.1M	$3.0M	$2.6M	$7.7M

In three years, the board and management have taken home $7.7 million while the entire company has generated $5.5 million in sales and lost $60 million.

How were these losses funded? By stockholders. Since April 30, 2020, OPT has raised nearly $80 million from the sale of tens of millions of shares of stock to the public that have funded losses, salaries, and bonuses. The Board has no problem issuing millions of shares and diluting stockholders because they own very little equity, almost all of it granted to them. A share price decline does not affect their pocketbooks.

Despite the worsening financial performance, the Board and CEO continue to publicly paint a false narrative of the business in an attempt to mislead stockholders:

•	The CEO continues to tout “progress” and that the “strategy is working” without substantiating any of these comments with numerical support or milestones.
•	They make public announcements about potential contract awards that have no definitive revenue commitments.
•	Seemingly out of nowhere they start announcing a sales pipeline of $60 million and then $90 million while the latest quarterly revenues were $900,000.
•	They spend $8 million a quarter on expenses that are primarily funding salaries, bonuses and incentive payments.

The current Board has decimated OPT, yet it has never acknowledged or taken responsibility for any of the stockholder value destruction that has occurred. Instead, OPT’s Board and management have tried to paint a rosy picture, “putting lipstick on a pig.” They do not deserve, or warrant, the trust that stockholders should expect from their fiduciaries.

Please vote the BLUE Proxy Card and let us do the real work than needs to be done. During the past five years, Paragon’s share price has advanced by over 800% as we rationalized expenses, improved our sales strategy, and expanded our markets, leading to increased sales and growing profits. We have a demonstrated track record and, more importantly, alignment with stockholders through our large stake in the business.

If you have any questions, you can reach us at ir@pgntgroup.com

Sincerely,

Sham Gad
Chairman and CEO
Paragon Technologies, Inc.

Paragon Technologies, Inc., together with the other participants named herein, has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying proxy card soliciting votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,852,079 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser, are the participants in the proxy solicitation. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, has been and will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.